Exhibit 99.1

            SUPERVALU Updates Fiscal 2007 Earnings Guidance
                and Reports Fiscal 2007 First Quarter;

        First Quarter Diluted Earnings Per Share Includes $0.06
            of One-Time Transaction Costs and $0.05 Related
              to the Adoption of Stock Option Expensing


    MINNEAPOLIS--(BUSINESS WIRE)--July 26, 2006--

 Company Also Announces 10 Million Share Repurchase Program Related to
                              Acquisition

    SUPERVALU INC. (NYSE:SVU) today reported results for the first quarter of fiscal 2007, which ended June 17, 2006, marking a successful beginning to the recently completed $12.4 billion acquisition of Albertson's premier retail properties.
    Jeff Noddle, SUPERVALU chairman and chief executive officer said, "We are off to a great start following our transformational acquisition in June. The financial results of the new SUPERVALU will continue to emerge over the remainder of the year. We are confident that the benefits of the acquisition of Albertsons' premier retail properties will be evident. The first quarter of fiscal 2007, which primarily reflects stand alone SUPERVALU prior to the impact of the newly acquired Albertson's operations, was on track with our expectations. We delivered a strong quarter even when absorbing $0.05 of stock option expense and $0.06 of one-time transaction costs."
    During the first quarter, SUPERVALU completed its $12.4 billion acquisition of Albertsons' premier retail properties. The acquisition, which closed on June 2, transformed SUPERVALU into the nation's third-largest supermarket chain, with the addition of more than 1,100 stores -- including Acme Markets, Bristol Farms, Jewel-Osco, Shaw's Supermarkets, Star Market, and Albertsons banner stores in the Intermountain, Northwest and Southern California regions. The acquisition also includes the related in-store pharmacies under the Osco Drug and Sav-on banners.

    First Quarter Results

    The first quarter does not include operating results of the acquired operations but includes the acquired operations balance sheet with preliminary purchase accounting and one-time transaction costs. The fiscal quarters of the acquired operations will become aligned with SUPERVALU's at the end of fiscal 2007. Operating results in the second quarter of fiscal 2007, to be released by mid-October, will include the acquired operations.
    The company reported fiscal 2007 first quarter net sales of $5.8 billion, down slightly in comparison to the same period of fiscal 2006, net earnings of $87 million compared to $91 million last year, basic earnings per share of $0.59 compared to $0.67 last year, and diluted earnings per share of $0.57 compared to $0.64 last year. First quarter results include net after-tax charges of approximately $9 million, or $0.06 per basic share and $0.06 per diluted share, primarily due to one-time transaction costs. First quarter results also include costs of approximately $8 million after-tax or $0.05 per diluted share from the adoption of FAS123R related to stock option expensing.

    Segment Results

    Retail Food Segment -- First quarter retail net sales were $2.9 billion compared to $3.2 billion last year. The decline in net sales primarily reflects store divestitures. Identical store sales growth for the quarter was negative 1.8 percent. When adjusted for planned in-market store expansion, first quarter identical store sales growth was negative 1.3 percent. Identical store sales growth for corporate-owned Save-A-Lot stores was slightly positive during the quarter. Exclusive of the divested Cub Foods stores in Chicago, Shop 'n Save stores in Pittsburgh and Deals stores, total retail square footage, including licensed stores, increased by approximately 2.7 percent from last year's first quarter.
    The reported retail operating earnings for the first quarter was $128 million compared to $128 million last year. Reported operating earnings as a percent of sales was 4.4 percent compared to 4.0 percent last year. First quarter fiscal 2007 reported operating earnings as a percent of sales included the benefit of approximately $10 million pre-tax, or approximately 40 basis points, from the planned sale of a minority partnership interest in two retail stores in the Northwest. This quarter's performance reflects the benefits of merchandising programs offset by higher utilities and employee benefit related expenses including approximately $4 million pre-tax of expense, or 12 basis points from the adoption of FAS123R related to stock option expensing.
    Net new store activity since last year's first quarter, including licensed stores, included seven regional banner stores, 14 Save-A-Lot stores and 1,113 acquired properties. The store activity excludes market exits. Save-A-Lot, including licensee stores, operated 1,162 stores at the end of the quarter.
    As of June 17, 2006, SUPERVALU's retail store network, including the acquired properties, consists of 2,504 stores, including 870 licensed stores. The company's store network includes approximately 900 in-store pharmacies and 118 fuel centers.

    Supply Chain Services Segment -- First quarter net sales for supply chain services were $2.9 billion compared to $2.8 billion last year. The increase in sales primarily reflects new business growth, which was partially offset by normal customer attrition.
    Reported supply chain services operating earnings for the first quarter were $76 million, compared to $71 million last year, an increase of approximately 6 percent. Reported operating earnings as a percent of sales was 2.7 percent, compared to 2.6 percent in last year's first quarter. The increase in operating earnings as a percent of sales primarily reflects sales leverage and improved perishable performance. Operating results include approximately $3 million pre-tax of expense, or 10 basis points from the adoption of FAS123R related to stock option expensing.

    Other Items

    General corporate expense for the first quarter was $33 million compared to $17 million last year primarily reflecting pre-tax one-time transaction costs of approximately $14 million and $6 million pre-tax of expense from the adoption of FAS123R related to stock option expensing. SUPERVALU's effective tax rate for the first quarter was 38.6 percent in contrast to last year's 37.0 percent, reflecting the estimated effective tax rate for fiscal 2007 as a result of the acquisition.
    Net interest expense for the first quarter was $26 million compared to $37 million last year reflecting increased interest income from higher invested cash balances partially offset by approximately $7 million of interest related to the new borrowings from the acquisition.
    Capital spending for the first quarter was $90 million, including approximately $7 million in capital leases. Capital spending primarily included retail store expansion, store remodeling, and supply chain growth initiatives.
    Total debt to capital was 64.3 percent at quarter end compared to
36.7 percent at fiscal 2006 year end, reflecting the acquisition. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.
    Basic weighted average shares outstanding in the quarter were
146.6 million shares compared to 135.8 million shares last year. Diluted weighted average shares outstanding in the quarter were 156.2 million shares compared to 145.6 million shares last year. The increase is primarily due to the weighted average share impact of the 69 million of additional shares issued for the acquisition. As of June 17, 2006, SUPERVALU had approximately 210 million shares outstanding.

    Share Repurchase Authorization

    SUPERVALU's Board of Directors has authorized the company to repurchase up to 10 million shares of SUPERVALU common stock to offset stock option exercises by former Albertsons employees, now employed by SUPERVALU, subsequent to the acquisition. The authorization will remain in place until June 1, 2007 and is in addition to the company's existing share repurchase program.

    Hybrid Income Term Security Units (HITS)

    Previously issued diluted earnings per share guidance for Fiscal 2007 assumed early settlement of the Hybrid Income Term Security units
(HITS). As a result of the HITS holders not exercising the early settlement option, fiscal 2007 diluted earnings per share will be negatively impacted by $0.06, reflecting purchase accounting fair market value adjustments and increased interest expense, partially offset by 8 million fewer shares outstanding.

    Fiscal 2007 Diluted Earnings Per Share Guidance Summary


          Fiscal 2007 Diluted Earnings Per Share Guidance Range Diluted earnings per share guidance prior
 to adjustments - no change from May 22             $2.60      $2.80
One-time transaction costs - no change             ($0.35)    ($0.30)
Stock option expensing - updated on
 July 26 to $0.08                                  ($0.08)    ($0.08)
HITS impact due to no early settlement
 - new to guidance as of July 26                   ($0.06)    ($0.06)
                                                   -------    -------
Diluted earnings per share guidance after
 adjustments - as of July 26                        $2.11      $2.36


    SUPERVALU's fiscal 2007 outlook includes the following business assumptions.

    -- Consumer spending will continue to be pressured by higher fuel prices and modest food inflation;

    -- Total sales are estimated in a range of approximately $37.4 billion to $38.0 billion;

    -- Identical store sales for the combined retail network, as if the newly acquired operations were in the store base for more than a year, are projected to be flat for the remainder of the year, with the acquired operations slightly positive;

    -- Store development plans for the year, including acquired properties, are projected to be approximately 40 standard size stores and 50 to 75 limited assortment stores, including licensed stores. Remodels are estimated at approximately 80 stores;

    -- Sales attrition, exclusive of new business, in the traditional food distribution business will approximate the historical rate of approximately four percent for the year;

    -- One-time transaction costs are expected to be approximately $99 to $116 million pre-tax, or $0.30 to $0.35 per diluted share;

    -- Guidance includes a charge of approximately $0.03 per diluted share related to the final disposals of the Pittsburgh corporate-owned stores;

    -- Total capital spending for the year is projected to be approximately $1.1 billion, including approximately $175 million in capital leases;

    -- Incorporated into the outlook for the year is the preliminary assessment of purchase accounting, based on initial valuations and estimates. These valuations and estimates will be refined over the course of the next year;

    --  The effective tax rate is estimated to be 38.6 percent; and

    -- Weighted average shares outstanding for the full fiscal year are expected to be approximately 198 million shares.

    Commenting on SUPERVALU, Noddle said, "As the third largest grocery retailer in the country, we remain steadfastly committed to serving our customers through day to day excellence at the store level, while delivering the economics of our new business model through a balance of both earnings growth and debt reduction."
    A conference call to review the full-year results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 630-652-3041 with passcode 15121805 and through the company's Web site at www.supervalu.com. The conference call archive will be available through August 9, 2006.

    About SUPERVALU INC

    SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU's nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery retail endpoints across the country, including SUPERVALU's own retail store network. SUPERVALU currently has approximately 200,000 employees. For more information about SUPERVALU visit http://www.supervalu.com.

    CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

    Except for the historical and factual information contained herein, the matters set forth in this news release, including statements as to the expected benefits of the recently completed acquisition of certain assets and operations of Albertson's, Inc. such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in SUPERVALU's reports filed with the SEC.
    You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS

                                           June 17, 2006 June 18, 2005
(In millions, except per share data)        (16 weeks)    (16 weeks)
----------------------------------------------------------------------

Net sales
  Retail food and drug                           $2,930        $3,184
                                                   50.7%         53.3%
  Supply Chain Services                           2,853         2,788
                                                   49.3%         46.7%
----------------------------------------------------------------------
    Total net sales                              $5,783        $5,972
                                                  100.0%        100.0%
======================================================================

Operating earnings
  Retail food and drug operating earnings          $128          $128
  Supply Chain Services operating earnings           76            71
  General corporate expenses                        (33)          (17)
  Restructuring charges                              (3)           (0)
----------------------------------------------------------------------
    Total operating earnings                        168           182
  Interest expense, net                             (26)          (37)
----------------------------------------------------------------------
    Operating earnings before income taxes         $142          $145
  Income tax expense                                (55)          (54)
----------------------------------------------------------------------
    Net earnings                                    $87           $91
======================================================================

    LIFO expense                                     $3            $2

Depreciation and amortization
  Retail food and drug                              $57           $64
  Food distribution                                  30            30
  Corporate                                          (0)            0
----------------------------------------------------------------------
    Total                                           $87           $94
======================================================================


SUPERVALU INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

                                     June 17, 2006     June 18, 2005
(In millions, except per share     (16 weeks) % of   (16 weeks) % of
 data)                                         sales             sales
----------------------------------------------------------------------

Net sales                             $5,783  100.0%    $5,972  100.0%
Cost of sales                          4,968   85.9%     5,102   85.4%
----------------------------------------------------------------------
Gross profit                             815   14.1%       870   14.6%

Selling, general and
 administrative expenses                 644   11.1%       688   11.5%
Restructuring charges                      3    0.1%         0    0.0%
----------------------------------------------------------------------
Operating earnings                       168    2.9%       182    3.0%

  Interest expense, net                   26    0.5%        37    0.6%
----------------------------------------------------------------------
Earnings before income taxes             142    2.5%       145    2.4%
Income tax expense                        55    0.9%        54    0.9%
----------------------------------------------------------------------

Net earnings                             $87    1.5%       $91    1.5%
======================================================================

Earnings per common share
Basic
    Net earnings                       $0.59             $0.67
Diluted
    Net earnings                       $0.57             $0.64
Weighted average number of common
 shares outstanding
    Basic                                147               136
    Diluted                              156               146

Fiscal 2007 first quarter results reflect the adoption of stock option expensing (FAS123R) as well as costs related to the acquisition.



SUPERVALU INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In millions, except par value data)  June 17, 2006 February 25, 2006
----------------------------------------------------------------------

ASSETS
Current Assets
  Cash and cash equivalents                   $498               $686
  Accounts and notes receivable, net         1,141                439
  Inventories                                2,804                954
  Prepaid and other current assets             545                 89
----------------------------------------------------------------------
    Total Current Assets                     4,988              2,168

Land, buildings, leasehold
 improvements and equipment, net             8,797              1,969

Goodwill                                     5,900              1,614

Intangibles, net                             2,700                116

Other assets                                   648                171
----------------------------------------------------------------------

Total Assets                               $23,033             $6,038
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued
   liabilities                              $3,252             $1,262
  Current maturities of long-term
   debt and capital lease obligations          147                112
  Other current liabilities                  2,055                133
----------------------------------------------------------------------
    Total Current Liabilities                5,454              1,507

Long-term debt and obligations under
 capital Leases                              9,160              1,406

Other long-term liabilities and
 deferred credits                            3,252                506

Total Stockholder's Equity                   5,167              2,619

----------------------------------------------------------------------

Total Liabilities and Stockholders'
 Equity                                    $23,033             $6,038
======================================================================

The Albertsons' assets and liabilities acquired as of June 2, 2006 have been included in the June 17, 2006 balance sheet and reflect our preliminary estimate of purchase accounting, based on our initial valuations and estimates of fair value. We expect to refine these valuations and estimates over the course of the next year.


    CONTACT: SUPERVALU INC., Minneapolis
             Yolanda Scharton, 952-828-4540
             yolanda.scharton@supervalu.com